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                                                                   EXHIBIT 10.9

December 1, 1996


Mr. Wolfgang Billstein
Ziegelhuette 32
D-61476 Kronberg
GERMANY

RE:  CONSULTING AGREEMENT BETWEEN KNOLL, INC. AND WOLFGANG BILLSTEIN

Dear Wolfgang:

This letter, once it is signed by both parties, shall act as the Consulting Agreement ("Agreement") between Knoll, Inc. ("Knoll") and Wolfgang Billstein
("Consultant").   Please sign both originals of this letter and return one
original to me.

ENGAGEMENT - Consultant will perform a variety of consulting services to Knoll
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and its European affiliates, as directed by the Chairman or the Vice Chairman of
Knoll during the term of this Agreement, including but not limited to the following services:

     a. Developing and implementing a plan to maximize the financial performance and revenue growth of Knoll Europe in accordance with the financial objectives agreed upon with Knoll;

     b.   Advising the management of Knoll and of Knoll Europe, as appropriate;
          and

     c. Continuing to implement and monitor performance under the Knoll Ethics Program.

Major financial, structural, legal issues as well as all contracts and personnel matters and "extraordinary business matters" (as hereinafter defined) shall be pre-approved by the Chairman or Vice Chairman of Knoll.

Consultant shall keep Knoll Europe's affairs completely separate from any other business(es) for which Consultant does work or in which Consultant has any direct or indirect ownership, financial or other interest.

Consultant will spend whatever amount of his personal time is necessary or appropriate to complete Consultant's services and duties hereunder. Consultant will spend his full time performing consulting services for Knoll.


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

Mr. Wolfgang Billstein
December 1, 1996


COMPENSATION -  Consultant shall receive a monthly fee of 52,249 Deutsche Marks
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("Monthly Fee") and shall be reimbursed on a monthly basis for his reasonable out-of-pocket travel and business expenses. Consultant shall submit monthly invoices with supporting documentation as reasonably required by Knoll. Payment terms are net thirty (30) days.

For Fiscal 1997, in addition to the Monthly Fee, Consultant shall receive a contingent incentive in U.S. Dollars equal to 6% of the positive operating profit of Knoll Europe on Knoll's U.S. Dollar internal financial statements for Knoll Europe for the fiscal year commencing on December 1, 1996 and ending on November 30, 1997 ("Fiscal 1997"), provided that such operating profit is at least $2 Million ("OP Incentive"). If operating profit for Knoll Europe is less than $2 Million for Fiscal 1997, the OP Incentive shall be zero.
Notwithstanding anything to the contrary, the OP Incentive shall not exceed the sum of $240,000.

For example:

     (a) If operating profit for Knoll Europe for Fiscal 1997 is $1.9 Million, the OP Incentive shall be zero.

     (b) If operating profit for Knoll Europe for Fiscal 1997 is $2.9 Million, the OP Incentive shall be $174,000.

     (c) If operating profit for Knoll Europe for Fiscal 1997 is $3.9 Million, the OP Incentive shall be $234,000.

For Fiscal 1997, in addition to the Monthly Fee and the OP Incentive, Consultant shall receive a contingent incentive in U.S. Dollars equal to 4% of the incremental "Orders" (as defined by this Agreement and Knoll's internal accounting policies, practices and procedures) volume in excess of $55 Million for Fiscal 1997 for Knoll Europe on Knoll's U.S. Dollar financial statements, provided that Knoll Europe's operating profit for Fiscal 1997 is at least $2 Million ("Orders Incentive"). If Knoll Europe's operating profit for Fiscal 1997 is less than $2 Million, the Orders Incentive shall be zero. There is no maximum payout or limit on the amount of the Orders Incentive.

For example:

     (a) If operating profit for Knoll Europe for Fiscal 1997 is $1.9 Million and Orders for Fiscal 1997 are $60 Million, the Orders Incentive shall be zero.

     (b) If operating profit for Knoll Europe for Fiscal 1997 is equal to or greater than $2.0 Million and Orders for Fiscal 1997 are $60 Million, the Orders Incentive shall be $200,000 ($60 Million less $55 Million = $5 Million x 4% = $200,000).


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Mr. Wolfgang Billstein
December 1, 1996


     (c) If the facts are the same as section (b) above except that Orders for Fiscal 1997 are $65 Million, the Orders Incentive shall be $400,000 ($65 Million less $55 Million = $10 Million x 4% = $400,000).

All determinations of valid Orders and all operating profit calculations for purposes of determining the Orders Incentive and OP Incentive shall be made using Knoll's internal accounting policies, practices and procedures as interpreted and determined by Knoll's Vice President and Controller in his sole discretion and after Knoll Europe's financial statements are converted to U.S. Dollars using Knoll's internal currency conversion policies. The calculation of Knoll Europe's operating profit on Knoll's internal financial statements shall include charges for Consultant's Monthly Fees, OP Incentive, Orders Incentive, travel and business expenses and incentive accruals for all other Knoll Europe incentives. Unusual income (such as gains on sales of fixed assets), unusual expenditures (such as restructuring costs), changes in depreciation and goodwill (other than changes in depreciation and goodwill in the ordinary course of business) shall be disregarded in determining operating profit as determined by the Chairman of Knoll.

Knoll Europe is the group of Knoll entities included in Knoll's internal financial statements as of the date hereof. Payment of the Orders Incentive and OP Incentive, if appropriate hereunder, would be paid to Consultant on or before February 28, 1998. The payments of the OP Incentive and the Orders Incentive shall be made in German Deutsche Marks using the exchange rate from the U.S. Dollar calculations contemplated hereby at the exchange rates that are reported in the Wall Street Journal on the date of the payments.
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For the fiscal years after Fiscal 1997, the parties will discuss and attempt in good faith to design incentives for Consultant that are consistent with Knoll's financial objectives for said fiscal years; provided, however, that Knoll reserves the right to ultimately determine said incentives in its sole discretion.

TERM; TERMINATION - The term of this Agreement shall begin on December 1, 1996
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and end on November 30, 1997, subject to termination as hereinafter set forth.
This Agreement shall automatically renew for an additional one (1)-year period for "Fiscal 1998" (December 1, 1997 to November 30, 1998) and "Fiscal 1999" (December 1, 1998 to November 30, 1999) unless either party elects not to renew and informs the other party prior to October 1, 1997 (for Fiscal 1998) or October 1, 1998 (for Fiscal 1999). If a party elects not to renew this Agreement or if Knoll terminates the Agreement for "Good Cause," Knoll shall be released for any and all future liability to Consultant under this Agreement, including any liability for a "Termination Payment" (as hereinafter defined), fees, compensation or any incentives.


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

Mr. Wolfgang Billstein
December 1, 1996


In addition, notwithstanding any other provision hereof, Knoll shall have the unilateral right to terminate Consultant with or without any cause and without any further liability for fees, compensation or incentives whatsoever upon three
(3) month's notice and upon payment to Consultant of the "Termination Payment". Payment of the Termination Payment, if appropriate hereunder, would be made within thirty (30) days of the effective date of termination.

For purposes of this Agreement, the term "Termination Payment" means 313,494 Deutsche Marks ("Base Termination Payment") plus the "Additional Termination Payment" (as hereinafter defined). In addition, for notices of termination of Consultant sent by Knoll during Fiscal 1997, the "Additional Termination Payment" shall be defined as the sum of the OP Incentive and the Orders Incentive determined in accordance hereunder multiplied by a fraction having as its numerator the number of months actually worked by Consultant after December 1, 1996 but before the earlier of notice of termination is given to Consultant and November 30, 1997, and having as its denominator the number twelve (12).

For Fiscal 1998 and Fiscal 1999, assuming this Agreement is in force and has not earlier been terminated, not renewed or expired, if incentives have been successfully determined for said fiscal years, then the parties will discuss and attempt in good faith to design an Additional Termination Payment that is consistent with the above approach and is consistent with Knoll's financial objectives for said fiscal years; provided, however, that Knoll reserves the right to ultimately determine said Additional Termination Payments in its sole discretion.

As a condition precedent to receiving the Termination Payment, Consultant shall execute a complete release of Knoll and its affiliates in a form satisfactory to Knoll.

For purposes of this Agreement, "Good Cause" means:

     a.   Termination or breach of this Agreement by Consultant;

     b. Conviction of Consultant or any employee of Consultant of a felony (or similar international law); or

     c.   Consultant's willful misconduct or fraud.

The expiration or termination by this Agreement shall not affect Knoll's rights to enforce the "Miscellaneous" provisions hereof.

MISCELLANEOUS - Consultant is an independent contractor and not an agent or
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employee of Knoll.  Consultant is not integrated into the operation of Knoll
Europe and is free to decide how, were and when to work on the assignments necessary for it to perform under


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

Mr. Wolfgang Billstein
December 1, 1996


this Agreement. Except as permitted herein, Consultant shall not enter into any contracts on behalf of Knoll or its affiliates.

Consultant shall keep all information and trade secrets regarding Knoll or its affiliates strictly confidential, including the terms of this Agreement. Any and all intellectual property rights and other drawings, designs, specifications, data maskworks, copyrightable works, inventions, discoveries, computer programs, photos and documents developed by Consultant, his employees, agents and subcontractors during this Agreement or for a period of one (1) year thereafter shall belong to Knoll.

Consultant shall not take any action which directly or indirectly competes with or conflicts with the business of Knoll in Europe during the term of this Agreement.

Knoll acknowledges that on July 1, 1996, the Board of Directors of Knoll International S.p.A. (Italy) appointed Consultant as Chairman of the Board of Knoll International S.p.A. (Italy) and granted certain powers to Consultant to manage that company.

Knoll is aware that certain managerial powers relating to extraordinary business matters of Knoll International S.p.A. (Italy) may conflict with the provisions set forth in this Agreement. Therefore, Consultant will have full authority for any ordinary business matters while Knoll will require that any extraordinary business matters are referred to the Chairman or Vice Chairman of Knoll for Knoll's prior approval, as required hereunder. For purposes of this Agreement, "extraordinary business matters" shall include the following with respect to Knoll or any Knoll subsidiary or affiliate: acquisitions, divestitures, joint ventures, partnerships, or other unusual business combinations; purchasing, selling or leasing real estate; major product development initiatives; licensing agreements or other purchase or sale of intellectual property; covenants not to compete; hiring, firing and promoting senior management; consulting agreements or other material agreements outside the ordinary course of business.

Knoll will also keep Consultant indemnified against any losses and damages which Consultant may suffer in connection with the performance of Consultant's duties as Chairman of the Board of Knoll International S.p.A. (Italy) under the law and under the Knoll International S.p.A. (Italy) Board of Directors' resolution of July 1, 1996, except in the event that Wolfgang Billstein has performed his duties with gross negligence or fraud or in a manner inconsistent with the terms hereof.

All services performed by Consultant, including, but not limited to, the services rendered in the capacity of Chairman of the Board of Knoll International S.p.A. (Italy) shall not entitle Consultant to any compensation or benefits in addition to the compensation provided in the Agreement.


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

Mr. Wolfgang Billstein
December 1, 1996


All taxes applicable to any amounts paid by Knoll to Consultant shall be Consultant's liability and Knoll shall not withhold any such amounts for taxes.

Consultant shall comply with all applicable laws (including U.S. laws) in the performance of his duties hereunder.

This Agreement sets forth the entire understanding of the parties with regard to the subject matter herein and merges and supersedes any other oral or written agreements, discussions, understandings and/or terms.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York, United States of America applicable to agreements made and to be performed wholly within such jurisdiction. The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement shall be instituted in a Federal or State court sitting in the State of New York which shall be the exclusive jurisdiction and venue of said legal proceedings and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such actions, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party when transmitted in writing to the address of each contained herein. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

Consultant shall not assign this Agreement. Any attempted assignment shall be null, void and of no legal effect.

This Agreement shall not become effective until and unless the Agreement and Exhibit "A" are signed by the Consultant and the Agreement signed by Knoll.

                         KNOLL , INC.


                         BY:_________________________________

                         BURTON B. STANIAR, CHAIRMAN

AGREED:


BY:________________________________

   WOLFGANG BILLSTEIN


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                                  EXHIBIT "A"
                            CONSULTANT CERTIFICATION

     The undersigned hereby certifies that Wolfgang Billstein has not made and will not make any gift or payment of money or anything of value, directly or indirectly, to any official or employee of any government, or any department or agency thereof (including government-owned companies) or to any political party or candidate for political office for the corrupt purpose of inducing such official, employee, party or candidate to misuse his position or to influence any act or decision of a government, department or agency thereof in order to obtain, retain or direct business to or for Knoll, Inc. and/or any subsidiary or affiliate thereof.


                                    WITNESS:

____________________________        ____________________________
Wolfgang Billstein

Date:_______________________